UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2015

CLAYTON WILLIAMS ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-10924	75-2396863
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification Number)

6 Desta Drive, Suite 6500, Midland, Texas	79705-5510
(Address of principal executive offices)	(Zip code)

Registrant's Telephone Number, including area code: (432) 682-6324

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 -    Entry into a Material Definitive Agreement

On February 25, 2015, we amended our Third Amended and Restated Credit Agreement dated as of April 23, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to an Amendment No. 2 to Third Amended and Restated Credit Agreement (the “Amendment”) by and among Clayton Williams Energy, Inc., a Delaware corporation, as Borrower, certain of our subsidiaries, as Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
Among other modifications, the Amendment (1) reduces the borrowing base under the Credit Agreement from $600 million to $500 million; (2) replaces the Consolidated Leverage Ratio financial covenant in the Credit Agreement with a Consolidated Senior Debt Leverage Ratio (testing only indebtedness owed to the Lenders, the Issuing Bank and the Administrative Agent under the Credit Agreement and other related documents against the four trailing quarter EBITDAX), which Consolidated Senior Debt Leverage Ratio may be no greater than 2.50 to 1.00 for each fiscal quarter through and including the fiscal quarter ending June 30, 2016; (3) eliminates our ability to incur incremental senior notes, and reduces certain carve-outs for investments and dispositions until the delivery of a compliance certificate for the fiscal quarter ending September 30, 2016; (4) increases the applicable margin on Base Rate Loans from 0.75% to 1.75% and on Eurodollar Loans from 1.75% to 2.75%, in each case depending on the undrawn amounts on the Credit Facility as a percentage of the borrowing base; and (5) permits us to add back up to $10 million of restructuring costs to EBITDAX (calculated in accordance with the Credit Agreement).
This description of the Amendment is only a summary of, and is qualified in its entirety by reference to, the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01 -     Financial Statements and Exhibits

(d)    Exhibits.

Exhibit Number	Description

10.1	Amendment No. 2 to Third Amended and Restated Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

CLAYTON WILLIAMS ENERGY, INC.

Date:	February 26, 2015	By:	/s/ Mel G. Riggs
Mel G. Riggs
Executive Vice President and Chief
Operating Officer

Date:	February 26, 2015	By:	/s/ Michael L. Pollard
Michael L. Pollard
Senior Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 2 to Third Amended and Restated Credit Agreement